SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement

|_| Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

|X| Definitive Proxy Statement

|_|Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-12

LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LAKELAND BANCORP, INC.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 15, 2019

To our Shareholders:

You are invited to attend the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) to be held at the Knoll Country Club West, 12 Knoll Drive, Boonton, New Jersey 07005 on Wednesday, May 15, 2019, at 5:00 p.m., and at any adjournments thereof, to vote on the following matters:

1.	The election of four directors of the Company for the terms described in the proxy statement;

2.	Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and

4.	The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

Only shareholders of record at the close of business on March 28, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please sign and return the enclosed proxy card as promptly as possible, in the envelope provided to you, or vote by telephone or the Internet as instructed on the enclosed proxy card.

Sincerely,

Timothy J. Matteson

Executive Vice President,

Chief Administrative Officer,

General Counsel and Corporate Secretary

April 12, 2019

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 15, 2019: This proxy statement and our 2018 Annual Report are available at www.lakelandbank.com.

-i-

-ii-

LAKELAND BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019

Approximate Mailing Date is April 12, 2019

This proxy statement is being furnished to shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Knoll Country Club West, 12 Knoll Drive, Boonton, New Jersey 07005 on Wednesday, May 15, 2019, at 5:00 p.m., and at any adjournments thereof.

About the Annual Meeting

Q: What matters will be voted on at the Annual Meeting?

A: You will be asked to vote on the following proposals:

1. The election of four directors of the Company for the terms described in the proxy statement;

2. Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and

4. The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

Q: Who is entitled to vote at the Annual Meeting?

A: Holders of record of the Company’s common stock as of the close of business on March 28, 2019, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, a total of 50,435,663 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q: How do I vote my shares?

A: If you are a “record” shareholder of the Company’s common stock (that is, if you hold common stock in your own name as of March 28, 2019 on the Company’s stock records maintained by our transfer agent, American Stock Transfer and Trust Company), you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may use one of the following methods:

•	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.

•	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Q: Can I attend the Annual Meeting and vote in person?

A: Yes. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Q: What if I own my shares in “street name”?

A: If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide voting instructions.

Q: Can I change my vote after I return my proxy card?

A: Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

•	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;

•	filing with the Secretary of the Company written notice of such revocation; or

•	appearing at the Annual Meeting and giving the Secretary written notice of your intention to vote in person.

Q: What is the deadline for voting by telephone or through the Internet?

A: The deadline for voting by telephone or through the Internet as a shareholder of records is 11:59 p.m., local time on May 14, 2019. If your shares are registered in the name of a broker or other nominee, you should consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Q: What constitutes a quorum for purposes of the Annual Meeting?

A: The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Q: What vote is required to approve each proposal?

A: The election of directors (Proposal 1) requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. There is no cumulative voting. Approval of Proposal 2 (approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement) and Proposal 3 (ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019) will require the affirmative vote of a majority of the votes cast with respect to each such proposal.

Q: How does the Board recommend that I vote my shares?

A: The Board recommends that you vote FOR the Board’s nominees for director and FOR proposals 2 and 3.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. As of the date of this proxy statement, the Board of Directors had no knowledge of any business other than the proposals described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q: What if I return my signed proxy card but do not provide instructions on how to vote?

A: Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors.

Q: Who will bear the costs of soliciting proxies?

A: The Company will bear the entire cost of this solicitation. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Composition and Qualifications

The Board’s Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing it as appropriate. The Board believes that the Company benefits by fostering a mix of experienced directors with a deep understanding of the banking industry and the communities served by Lakeland Bank.

Diversity

The Company’s Board does not have a formal policy of considering diversity in identifying potential director candidates. However, since the Board believes that its membership should broadly reflect the banking community served by Lakeland, it has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s qualifications for Board service. See “Nominating and Corporate Governance Committee Matters – Qualifications.”

Compliance with regulatory requirements

The Nominating and Corporate Governance Committee considers regulatory requirements affecting directors, including potential competitive restrictions, as well as the other positions the director has held, including other board memberships. No member of the Company’s Board may serve on the board of another financial institution or bank or savings and loan holding company in the Company’s market area.

Shareholder Candidates

The charter of the Nominating and Corporate Governance Committee provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or by management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.

Age Limits

The Company maintains a mandatory retirement age for its directors. Any director who turns 72 during his or her term must retire at the next Annual Meeting of shareholders. In accordance with this policy, Thomas J. Marino, who served as a director of the Company and Lakeland Bank during 2018 and in prior years, is retiring as of the Annual Meeting. We thank Mr. Marino for his years of service.

Stock Ownership Guidelines for Directors; Anti-Pledging Policy

Although the Company’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, the Board has adopted Corporate Guidelines which established a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland common stock equal to approximately five times (5x) the director annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal, and has determined that all directors have attained the prescribed goal.

In March 2013, Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland common stock by Lakeland’s executive officers and directors. The policy does not require existing pledges to be unwound.

Code of Ethics

The Company is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We have adopted such a code of ethics and have posted a copy of the code on our Company’s website www.lakelandbank.com.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s Annual Meeting. All of the Board members attended the Company’s 2018 Annual Meeting of Shareholders.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter.    The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A copy of the current Nominating and Corporate Governance Committee charter is available to shareholders on the Company’s website, www.lakelandbank.com.

Independence of Nominating and Corporate Governance Committee Members.    All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Procedures for Considering Nominations Made by Shareholders.    The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an Annual Meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.    The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must not serve on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.    Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. As indicated above, the Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members includes:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Shareholder Recommendations.    In connection with the 2019 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s common stock for at least one year.

Our Nominees and Continuing Directors

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the four persons named in Table I below to serve for the terms specified in the Table and thereafter until their successors shall have been duly elected and shall have qualified. Each of Messrs. Inserra, McCracken and Shara has been nominated to serve for a three year term and Mr. Hanson has been nominated to serve for a one year term. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

The first table sets forth the names and ages of the nominees for election to the Board of Directors, the principal positions held by each such person during the past five years, the year each such person began serving as a director of the Company, the expiration of their respective terms if elected, and the principal committees on which he or she serves. The second table sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Additional information about the nominees and continuing directors is set forth under “Qualifications of our Board Members and Nominees” below.

Board Nominees

Name	Age	Director since	Expiration of Term if Elected	Primary Occupation & Other Public Company Boards	Committee Memberships
					A	G	C
James E. Hanson II	60	June 2018	2020	President and CEO of The Hampshire Companies, a full service, private real estate investment firm based in Morristown, New Jersey		G

Lawrence R. Inserra, Jr.	61	2016	2022	Chairman of the Board and CEO and President of Inserra Supermarkets, Inc.			C

Robert E. McCracken	61	2004	2022	Sole managing member and owner of REM, LLC; owner/manager of Wood Funeral Home and Smith-McCracken Funeral Home		G	C

Thomas J. Shara	61	2008	2022	President and CEO of Lakeland Bancorp, Inc. and Lakeland Bank
Continuing Directors
Name	Age	Director since	Expiration of Term	Primary Occupation & Other Public Company Boards	Committee Memberships
					A	G	C

Mark J. Fredericks	58	1994	2020	President of each of Fredericks Fuel and Heating Service, Keil Oil Company and F&B Trucking; Managing Member of several real estate companies

Janeth C. Hendershot	64	2004	2020	Retired; Formerly insurance industry executive	A

Robert B. Nicholson, III	54	2003	2020

President and Chief Executive Officer of Northern Resources Corporation; President and CEO of Eastern Liquids, LLC; General Partner of Eastern Properties, L.P.; Managing Member of East Coast Development Associates, LLC; Managing Member, Sparta Junction, LLC; and President and CEO of Landmark America Corporation

					A	G	C

Name	Age	Director since	Expiration of Term	Primary Occupation & Other Public Company Boards	Committee Memberships
					A	G	C

Bruce D. Bohuny	50	2007	2021	President, Brooks Builders		G	C

Mary Ann Deacon	67	1995	2021	Chairman, Lakeland Bancorp, Inc. and Lakeland Bank; Secretary/Treasurer of Deacon Homes, Inc.

Brian Flynn	59	2010	2021	Partner, PKF O’Connor Davies, LLP	A ●	G

INDEPENDENCE All directors other than the CEO are independent pursuant to SEC and NASDAQ rules.	ATTENDANCE All directors attended at least 75% of the meetings of the Board and committees on which they served in 2018.	A Audit Committee G Nominating and Corporate Governance Committee C Compensation Committee Chair ● Financial Expert

Qualifications of our Board Members and Nominees

The Board considered the following attributes of its nominees and continuing directors in determining that each is qualified to serve as a director of the Company:

With respect to our nominees:

Mr. Hanson joined the Lakeland and Lakeland Bank Boards of Directors on June 20, 2018. Mr. Hanson has served as President and CEO of The Hampshire Companies, a full service, private real estate investment firm with assets value at more than $2.3 billion, based in Morristown, New Jersey, since 2005. He holds a number of leadership positions, both professionally and philanthropically. He presently serves as Co-Chairman of the Board of Advisors and Executive-in-Residence at Rutgers University School of Business, Center for Real Estate Studies. Mr. Hanson also serves as a Member of the New Jersey State Investment Council since 2010 and as a Commissioner of the Palisades Interstate Park Commission since 1995. (Mr. Hanson served as President of the Commission between 2000 and 2005). Mr. Hanson holds a law degree from Vermont Law School, graduating Magna Cum Laude, and a Bachelor of Arts from Hope College, and subsequently served in a variety of leadership roles at each institution, including as Trustee. Mr. Hanson’s extensive knowledge of the commercial real estate markets, his proven business experience and philanthropic leadership led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Inserra joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Pascack Bancorp, Inc. and Pascack Community Bank on January 7, 2016. He had previously served as a director of Pascack Bancorp, Inc. and Pascack Community Bank. Mr. Inserra is Chairman of the Board and CEO of Inserra Supermarkets, Inc., a family owned business founded in 1954 and one of the largest supermarket chains in the metropolitan area, which owns and operates 22 ShopRite stores throughout New Jersey and New York. Mr. Inserra also holds a number of leadership positions, both professionally and philanthropically, including board member and treasurer of Wakefern Food Corporation. In 2013, he was named Chairman of the Board of Governors at Hackensack University Medical Center (HUMC) after serving as first Vice Chairman and Chairman of the Human Resources Committee at HUMC. Mr. Inserra received a Bachelor of Science in business and economics from Lehigh University. Mr. Inserra’s business experience, philanthropic endeavors and knowledge of Pascack Bancorp’s markets led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. McCracken’s knowledge of the banking industry, his over 15 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many non-profit and local charities (including serving as former Board Chairman of Newton Memorial Hospital, now known as the Newton Medical Center, and on the Atlantic Health System Board, as well as on the boards of other local organizations) led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Shara’s over 30 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves as a member of the New Jersey Bankers Association Board of Directors, on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration as well as a Bachelor of Science Degree from Fairleigh Dickinson University.

With respect to our continuing directors:

Mr. Fredericks’ experience in business, banking and real estate, as well as his extensive knowledge of the communities in which Lakeland operates, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. Mr. Fredericks’ knowledge of banking comes from his 25 year tenure as a director of Lakeland, where he has served on several committees during this time. Mr. Fredericks owns and operates three businesses in Lakeland’s markets: he is the president and CEO of Fredericks Fuel and Heating Services, as well as president of Keil Oil Inc. and F&B Trucking Inc. He also is the managing partner of several real estate partnerships in the area. Mr. Fredericks is a lifetime resident and active participant in the communities served by Lakeland, and has been a member of numerous charitable, civic and business organizations over the years. These include his prior service as Trustee of Chilton Memorial Hospital; member and past president of the West Milford Education Foundation and member and past president of the West Milford Rotary Club.

Ms. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background (including a degree in economics from Cornell University), led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Nicholson’s business experience with Eastern Propane Corporation (including his serving as president and CEO of that entity for 28 years), his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. In 2009, Mr. Nicholson was honored with the Outstanding Citizen of the Year award from Sparta Township and as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council. In March 2010, Mr. Nicholson received the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson is the Past Chairman of the board of trustees for the Sussex County New Jersey Chamber of Commerce.

Mr. Bohuny’s over 20 years of experience in the residential and commercial construction and real estate development fields, and his prior work experience in the equity and fixed income markets and service on various educational and philanthropic boards including the StonyBrook School, Eastern Christian School, Christian Healthcare Center, New Canaan Society and NextGen Board Leaders Advisory Council, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Ms. Deacon’s over 30 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies and four condominium associations. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 24 year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chairman of the Board of Lakeland and Lakeland Bank and in May 2011, she was elected Chairman of the Board of Lakeland and Lakeland Bank.

Mr. Flynn is a Partner at PKF O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With over 30 years of experience as a practicing CPA, Mr. Flynn brings in-depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparation of financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland and Lakeland Bank.

Board Meetings; Independence

Chair: Mary Ann Deacon

10 meetings held in 2018

The full Board holds 10 regular meetings each year, supplemented by calls and special meetings as needed. The Board also holds an annual strategy session and conducts annual self-evaluations.

Independence: The Board has determined that the following current members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Mary Ann Deacon, Brian Flynn, Mark J. Fredericks, James E. Hanson II, Janeth C. Hendershot, Lawrence R. Inserra, Jr., Thomas J. Marino, Robert E. McCracken and Robert B. Nicholson, III. Mr. Marino will retire as of the Annual Meeting.

In addition, the Board has determined that all of the members of the Audit Committee named below meet the definition of independence imposed by the Sarbanes Oxley Act with respect to members of the Audit Committee.

Related Party Transactions

Lakeland Bank has made, and expects to make in the future, in the ordinary course of business, loans to directors, officers, principal shareholders and their associates. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Lakeland Bank.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis.

Board Committees

Audit

Chair: Brian Flynn (audit committee financial expert as defined in SEC rules)

Members:    Thomas J. Marino, Vice Chair (audit committee financial expert as defined in SEC rules)

                                           (retiring as of the Annual Meeting)

                                           Janeth C. Hendershot

                                           Robert B. Nicholson, III

Primary responsibilities:    Reviewing the reports submitted by the Company’s independent registered public accounting firm and internal auditor and reporting to the Board on significant audit and accounting principles, policies and practices related to the Company.

The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

Recent focus areas: Resource planning for internal audit

                   Implementation of new accounting standards

6 meetings held in 2018

Nominating and Corporate Governance

Chair:    Robert B. Nicholson, III

Members:    Bruce D. Bohuny

Brian Flynn

                    James E. Hanson II

                    Thomas J. Marino (retiring as of the Annual Meeting)

                    Robert E. McCracken

Primary responsibilities: Interviewing potential candidates for election to the Board and nominating individuals each year for election to the Board; and developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics.

Recent focus areas:    Director recruitment

 Management succession planning and execution

 Board committee reorganization

5 meetings held in 2018

Compensation

Chair:    Robert E. McCracken

Members:    Bruce Bohuny

Lawrence R. Inserra, Jr.

Robert B. Nicholson, III

Primary responsibilities: Making recommendations to the Board concerning compensation for the Company’s executive officers and directors; and administering the Company’s equity incentive plans.

Recent focus areas:    Compensation structure for employees

                                      Program design for long-term incentive awards

5 meetings held in 2018

In addition to the foregoing, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met 4 times in 2018.

Board and Committee Self Assessments

The Board and each of the Audit, Nominating and Corporate Governance and Compensation Committees undertake an annual self-assessment process. Each director is asked to complete a Board self-assessment questionnaire as well as a separate self-assessment questionnaire for each of the Committees on which he or she serves. The questionnaires solicit information on effectiveness and compliance with the relevant Committee charter, identifying specific issues and their relative priorities and enhancing written and oral communication. The results of the assessments are discussed by the Board and various Committee members.

Audit Committee Matters

Audit Committee Charter.    The Audit Committee performed its duties during 2018 under a written charter approved by the Board of Directors. A copy of the current Audit Committee charter is available to shareholders on the Company’s website, www.lakelandbank.com.

Independence of Audit Committee Members.    Lakeland’s common stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report.    In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2018:

(1) the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2) the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3) the Audit Committee received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Lakeland’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2018 Annual Report on Form 10-K.

By:	The Audit Committee of the Board of Directors:

       Brian Flynn, Chairman

       Thomas J. Marino, Vice Chairman (retiring as of the Annual Meeting)

       Janeth C. Hendershot

       Robert B. Nicholson, III

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by KPMG for professional services rendered for the years ended December 31, 2018 and December 31, 2017.

Fee Category	Fees for 2018	Fees for 2017
Audit Fees	$765,750	$722,750
Audit-Related Fees	$80,750	$15,000
Tax Fees	$104,850	$92,600
All Other Fees	$102,500	--

Audit Fees.    Audit fees consist of the aggregate fees billed or expected to be billed to the Company for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2018 and December 31, 2017, and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2018 and 2017.

Audit-Related Fees.    Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the immediately preceding paragraph.

Tax Fees.    Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees.    All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs.

Other Matters.    The Company’s Audit Committee has determined that the provision of all services provided by the Company’s principal independent accountants during the years ended December 31, 2018 and December 31, 2017 is compatible with maintaining the independence of the Company’s principal independent accountants.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Relationship with Independent Accountants

KPMG, which became the independent accountants of the Company beginning with the financial statements for the year ended December 31, 2013, has been engaged as the Company’s independent accountants for 2019. See Proposal 3. It is anticipated that a representative of KPMG will be present at the Annual Meeting and will be available to answer questions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth in this proxy statement. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Robert E. McCracken (Chairman)

Bruce Bohuny

Lawrence R. Inserra, Jr.

Robert B. Nicholson, III

Other Compensation Committee Matters

Charter.    Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the current charter of the Compensation Committee is available to shareholders on the Company’s website, www.lakelandbank.com.

Authority, Processes and Procedures.    Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (our President and Chief Executive Officer) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The CEO, Chief Operating Officer (COO) and Chief Administrative Officer, General Counsel and Corporate Secretary assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The Compensation Committee also has the authority to hire compensation consultants to assist it in carrying out its duties.

Consultants.    During our fiscal year ended December 31, 2018, the Compensation Committee retained the services of McLagan, an Aon company, to provide independent executive compensation advice and market compensation information.    See our Compensation Discussion and Analysis for a description of the services provided by McLagan during 2018.

During 2018, McLagan also provided benchmarking for non-executive officer pay grades, and provided guidance on the number of shares to be authorized under the Company’s 2018 Omnibus Equity Incentive Plan.

Directors Compensation

The following table sets forth certain information regarding the compensation we paid to each non-employee director of the Company during 2018. See the “Summary Compensation Table” for information regarding Mr. Shara. Mr. Hanson was appointed to the Boards of Lakeland and Lakeland Bank on June 20, 2018. Each of Messrs. Deutsch, O’Dowd and Tilton retired as of the 2018 Annual Meeting. Mr. Marino is retiring as of the 2019 Annual Meeting.

None of our non-employee directors received option awards or restricted stock units during 2018 or any compensation under any non-equity incentive plan. As described below, each non-employee director received a grant of restricted stock during 2018 for his or her service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce D. Bohuny	91,995	20,000	0	543	112,538
Mary Ann Deacon	189,990	40,000	2,377	976	233,343
Edward B. Deutsch	47,133	8,333	--	290	55,756
Brian Flynn	75,000	20,000	--	543	95,543
Mark J. Fredericks	70,000	20,000	0	543	90,543
James E. Hanson II	37,500	10,000	--	--	47,500
Janeth C. Hendershot	70,000	20,000	1,146	543	91,689
Lawrence R. Inserra, Jr.	67,000	20,000	--	543	87,543
Thomas Marino	70,000	20,000	--	543	90,543
Robert E. McCracken	72,500	20,000	183	543	93,226
Robert B. Nicholson, III	72,500	20,000	0	543	93,043
Joseph P. O’Dowd	28,667	8,333	--	290	37,290
Stephen R. Tilton, Sr.	28,667	8,333	--	290	37,290

In the table above:

•

When we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2018, including annual retainer fees, Lakeland Bancorp, Inc. and Lakeland Bank committee and/or chairmanship fees and meeting fees (including for Ms. Deacon, a $80,000 retainer for serving as Chairman).

•

When we refer to amounts under “Stock Awards,” we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718 (each director other than Ms. Deacon and the three directors who retired as of the 2018 Annual Meeting were granted 973 shares of restricted stock on January 17, 2018; Ms. Deacon was granted 1,946 shares and Messrs. Deutsch, O’Dowd and Tilton were each granted a pro-rata award of 405 shares of restricted stock. Mr. Hanson was granted 630 shares of restricted stock on November 14, 2018.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under the defined benefit and actuarial plan from the measurement date used for preparing our 2017 year-end financial statements to the measurement date used for preparing our 2018 year-end financial statements. Certain amounts are negative (primarily as a result of a change in the actuarial discount rate) and are included as “$0” in the table in accordance with SEC rules. The actual change in each such participating director’s accumulated benefit (for which “$0” is included in the table above) is as follows:

Mr. Bohuny: ($933); Mr. Fredericks: ($976); and Mr. Nicholson: ($1,147). Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participated in 2018. There were no above-market earnings on such deferred compensation in 2018.

•	“All Other Compensation” consists of cash dividends paid on restricted stock for each director.

At December 31, 2018, each of the directors in the table above held the following aggregate number of option awards and restricted stock awards:

Name	Option Awards*	Stock Awards**
Bruce D. Bohuny		973
Mary Ann Deacon		1,946
Edward B. Deutsch		405
Brian Flynn	28,941	973
Mark J. Fredericks		973
James E. Hanson II		630
Janeth C. Hendershot		973
Lawrence R. Inserra, Jr.		973
Thomas Marino	34,728	973
Robert E. McCracken		973
Robert B. Nicholson, III		973
Joseph P. O’Dowd		405
Stephen R. Tilton, Sr.		405

*	All of the option awards were fully exercisable as of December 31, 2018.

**	The shares of restricted stock in the table above vested in full on February 27, 2019.

During 2018, each non-employee director received: (i) a $40,000 per annum retainer, payable in quarterly increments of $10,000 each; (ii) $3,000 per Board meeting attended; (iii) $20,000 in restricted stock granted at the beginning of the year with a vesting period of one year; and (iv) a $2,500 annual fee for chairs of the Compensation Committee and the Nominating and Corporate Governance Committee and a $5,000 annual fee for the chair of the Audit Committee. No fees were paid to non-chair Board committee members for committee service. The annual retainer and restricted stock awards were adjusted for the retired and new directors.

Additionally, the Board liaisons to the Executive Loan Committee each received $5,000 annual stipends for such service, payable in amounts of $1,250 per quarter.

Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education.

The Boards of Directors of Lakeland Bank and the Company held combined meetings in 2018 and no additional fees were paid for attending the Lakeland Bank Board meetings. Each member of Lakeland’s Board was present for 75% or more of the aggregate of the total meetings of the Board and committees on which he or she served.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, for eligible directors who became members of the Board on or before December 31, 2008. The plan provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Directors and Executive Officers. The following table shows the beneficial ownership of the Company’s common stock at February 1, 2019 by (i) each of the Company’s directors and nominees, (ii) each of the Company’s Named Executive Officers and (iii) the Company’s current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Bruce D. Bohuny (3)	53,831	0.11%
Mary Ann Deacon (4)	411,085	0.82%
Brian Flynn (5)	58,515	0.12%
Mark J. Fredericks (6)	328,017	0.65%
James E. Hanson II (7)	68,441	0.14%
Janeth C. Hendershot (8)	440,132	0.87%
Lawrence R. Inserra, Jr. (9)	60,158	0.12%
Thomas J. Marino (10)	56,473	0.11%
Robert E. McCracken (11)	150,530	0.30%
Robert B. Nicholson, III (12)	166,671	0.33%
Thomas J. Shara (13)	255,107	0.51%
Named Executive Officers (see above for Mr. Shara)
Thomas F. Splaine, Jr. (14)	--	--
Ronald E. Schwarz (15)	41,248	0.08%
Timothy J. Matteson (16)	15,941	0.03%
John F. Rath (17)	6,541	0.01%
All directors and current executive officers as a group (17 persons) (18)	2,130,774	4.23%

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. Restricted shares may be voted and are included. Shares subject to restricted stock units (“RSUs”) are not outstanding, have no voting rights and are not included in the table.

(2)

A total of 50,400,466 shares of the Company’s common stock was used in calculating the percentage of the class owned, representing 50,336,797 shares outstanding as of February 1, 2019, plus 63,669 shares covered by stock options that were exercisable at April 2, 2019 or become exercisable within 60 days of February 1, 2019.

(3)

Includes 11,869 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 558 shares held by Mr. Bohuny’s wife; 1,798 shares held by Mr. Bohuny as custodian for his children; and 2,226 shares subject to restricted stock awards that have not yet vested.

(4)

Includes 20,435 shares held in the name of Ms. Deacon’s husband; 265,734 shares held in the name of the Philip Deacon Limited Partnership; 96,177 shares held by the Deacon Homes, Inc. Profit Sharing Plan of which Ms. Deacon is a trustee; and 4,452 shares subject to restricted stock awards that have not yet vested.

(5)	Includes 28,941 shares issuable upon the exercise of stock options to Mr. Flynn; and 2,226 shares subject to restricted stock awards that have not yet vested.

(6)

Includes 53,785 shares owned by Mr. Fredericks’ wife; 44,195 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; 23,515 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President; and 2,226 shares subject to restricted stock awards that have not yet vested. Includes 196,000 shares pledged as security for loan obligations.

(7)	Includes 62,663 shares held by Ledgewood Employees Retirement Plan, in which Mr. Hanson has a beneficial interest, and 1,883 shares subject to restricted stock awards that have not yet vested.

(8)	Includes 182,530 shares that Ms. Hendershot is executor of for her father’s estate and 2,226 shares subject to restricted stock awards that have not yet vested.

(9)	Includes 2,226 shares subject to restricted stock awards granted to Mr. Inserra that have not yet vested.

(10)

Includes 12,009 shares owned jointly by Mr. Marino and his wife; 5,147 shares held in the name of Mr. Marino’s wife; 34,728 shares issuable upon the exercise of stock options; and 1,495 shares subject to restricted stock awards that have not yet vested.

(11)

Includes 34 shares owned jointly by Mr. McCracken and his wife; 4,600 shares held as custodian for his children; 74,925 shares held by REM, LLC of which Mr. McCracken is sole managing member; 10,997 shares held by Smith McCracken Funeral Home Profit Sharing Plan of which Mr. McCracken is a trustee; 14,524 shares held by the McCracken Family Trust, of which Mr. McCracken is a co-trustee; 22,870 shares held in the Shirley McCracken Irrevocable Trust, of which Mr. McCracken is a Trustee; and 2,226 shares subject to restricted stock awards that have not yet vested.

(12)	Includes 2,226 shares subject to restricted stock awards granted to Mr. Nicholson that have not yet vested.

(13)

Includes 241,887 shares owned jointly by Mr. Shara and his wife; 1,904 shares held as custodian for his son; and 752 shares held by a family partnership of which Mr. Shara and his wife are general partners or trustees. Excludes 79,493 shares subject to RSUs that have not yet vested or been issued. For each year during the RSUs’ three-year performance period, one-third of the RSUs will be earned if the Company has Net Income Available to Common Stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The RSUs, to the extent earned, will vest if Mr. Shara remains employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the performance period. All RSUs, to the extent earned, will also become vested if Mr. Shara terminates employment due to death, disability after having at least five years of service with the Company or the Bank, or retirement after attaining age 65 with at least five years of service. In addition, RSUs granted prior to 2018 provide that if Mr. Shara terminates employment after attaining age 55 and completing at least ten years of service, 50% of the RSUs, to the extent earned, will vest according to the original terms of the agreement.    All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

(14)

Excludes 19,072 shares subject to restricted stock units, or RSUs, that have not yet vested for Mr. Splaine. 7,500 time based shares of RSUs will cliff vest on July 1, 2019; and 2,500 time based shares of RSUs will vest 50% on March 1, 2019 and the remaining 50% on March 1, 2020. Mr. Splaine also has 9,072 RSUs that are subject to a three-year performance period. See “Outstanding Equity Awards at December 31, 2018” for additional information regarding the RSUs.

(15)	Excludes 25,177 shares subject to RSUs that have not yet vested for Mr. Schwarz. See “Outstanding Equity Awards at December 31, 2018” for additional information regarding the RSUs.

(16)	Excludes 19,342 shares subject to RSUs that have not yet vested for Mr. Matteson. See “Outstanding Equity Awards at December 31, 2018” for additional information regarding the RSUs.

(17)	Excludes 3,830 shares subject to restricted stock units, or RSUs, that have not vested. See “Outstanding Equity Awards at December 31, 2018” for additional information regarding the RSUs.

(18)	Includes 23,412 shares of restricted stock that have not yet vested. Excludes an aggregate of 168,695 shares subject to RSUs that have not yet vested.

Principal Shareholders.    The following table contains information about the beneficial ownership at February 1, 2019 by persons or groups that beneficially own 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,286,931 (1)	6.53%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,900,242 (2)	5.76%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,632,986 (3)	5.23%

(1)

Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on February 6, 2019, BlackRock, Inc. has sole power to vote or direct the vote with respect to 3,185,715 shares and sole dispositive power with respect to 3,286,931 shares. The filing further states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, although no one person’s interest is more than 5% of Lakeland’s outstanding common stock.

(2)

Pursuant to a filing made by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) on February 8, 2019, Dimensional Fund Advisors has sole power to vote or direct the vote with respect to 2,752,102 shares and sole dispositive power with respect to 2,900,242 shares. The filing further states that the securities reported in the filing are owned by various investment companies, trusts and accounts (collectively, the “Funds”), and that Dimensional Fund Advisors disclaims beneficial ownership of such securities. In addition, the filing provides that the Funds have the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the securities held in their respective accounts, and that to the knowledge of Dimension Fund Advisors, no one Fund has an interest in excess of 5% of Lakeland’s outstanding common stock.

(3)

Pursuant to a filing made by Wellington Management Group LLP (“Wellington Management”) and certain related entities with the Securities and Exchange Commission on February 12, 2019, Wellington Management has shared power to vote or direct the vote with respect to 2,224,459 shares and shared dispositive power with respect to 2,632,986 shares. The filing further states that the securities to which the filing relates are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management, and that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities, although no such client is known to have the right or power with respect to more than 5% of Lakeland’s outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2018, all filing requirements applicable to its directors and executive officers were satisfied on a timely basis except that (i) Messrs. Bohuny, Deutsch, Flynn, Fredericks, Hanson, Inserra, Marino, McCracken, Nicholson, O’Dowd and Tilton and Ms. Deacon and Ms. Hendershot, each a director of the Company, reported late the grant of their annual restricted stock award, (ii) Mr. Marino reported late a purchase of common stock to his holdings, and (iii) Messrs. Matteson and Schwarz, each an executive officer of the Company, reported late the withholding of common stock to satisfy their respective tax liability upon the vesting of previously granted restricted stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Key NEO Compensation Decisions

Our compensation decisions for 2018 reflected our NEOs’ contributions to our strong performance during the years 2017 and 2018. Our annual and long-term incentive plans are designed to bring award opportunities more in line with market practice while enhancing the link between compensation and corporate, as well as individual, performance.

•

Salaries: In recognition of our solid performance in 2017 and general market movement in executive compensation, base salaries increased between 8.1% and 10.9% for 2018 for all NEOs except for Mr. Rath, who received a 22.7% increase in connection with his promotion to Executive Vice president and Chief Lending Officer.

•

Cash Incentives: The Company performed above targeted performance levels in 2018 and achieved its performance triggers relating to asset quality and capital levels. In addition, our NEOs achieved a majority of their individual goals at or above target performance level. As a result, cash incentive payouts under our 2018 Annual Incentive Plan were above target for each of our NEOs, ranging from 101% to 104% of target.

•

Long-Term Incentives for 2017 performance: We granted restricted stock units to our NEOs in February 2018 based on Company and individual performance in 2017. Fifty percent of the total award opportunity was determined based on a formulaic assessment of corporate performance, while the remaining 50% of the award opportunity was determined based on the Committee’s subjective assessment of corporate and individual performance. As a result of these considerations, restricted stock unit awards for 2017 were granted at 141% of target.

•

Long-Term Incentives for 2018 performance: We granted restricted stock units to our NEOs in February 2019 based on Company and individual performance in 2018. Fifty percent of the total award opportunity was determined based on a formulaic assessment of corporate performance, while the remaining 50% of the award opportunity was determined based on the Committee’s subjective assessment of corporate and individual performance. As a result of these considerations, restricted stock unit awards for 2018 were granted at 99% of target.

Our 2018 financial highlights include:

•	Net income for the year ended December 31, 2018 was $63.4 million, or $1.32 per diluted share, compared to $52.6 million, or $1.09 per diluted share, for 2017.

•	At December 31, 2018, loans totaled $4.46 billion, an increase of $303.8 million, or 7.3%, from December 31, 2017.

•	Our return on assets was 1.15%, return on equity was 10.59% and efficiency ratio was 56.09%, all strong compared to peers.

•	We maintained and improved our strong capital position.

•	Our ratio of non-performing assets to total assets decreased from 0.27% in 2017 to 0.22% in 2018.

•

Due to margin compression in the industry, the Company’s net interest margin was 3.36% for 2018, compared to 3.38% for 2017. However, we maintained higher margins than our peers, achieving a 52nd percentile ranking compared to our peer group. See “Competitive Benchmarking and Peer Groups” below for a listing of our peers.

Say on Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives. The Company held this advisory “say-on-pay” vote at the 2018 Annual Meeting of shareholders. Shareholders overwhelmingly approved the compensation of the executives, with 96% of shareholder votes cast in favor of the say-on-pay proposal.

The Company considered the number of votes cast in favor of the 2018 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

At the 2019 Annual Meeting, shareholders will be entitled to vote on a say-on-pay proposal. See Proposal 2.

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to our Named Executive Officers, or NEOs. For 2018, our NEOs were:

Name	Title
Thomas J. Shara	President and Chief Executive Officer of Lakeland and Lakeland Bank

Thomas F. Splaine, Jr.	Executive Vice President and Chief Financial Officer of Lakeland and Lakeland Bank

Ronald E. Schwarz	Senior Executive Vice President and Chief Operating Officer of Lakeland and Lakeland Bank

Timothy J. Matteson	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Lakeland and Lakeland Bank

John F. Rath	Executive Vice President and Chief Lending Officer of Lakeland and Lakeland Bank

This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.

Executive Compensation Philosophy

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the executive compensation program that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Our compensation philosophy is determined by our Board of Directors, through its delegated authority to the Compensation Committee which is comprised solely of independent directors. The Compensation Committee annually reviews our mix of short-term versus long-term incentives and seeks a reasonable balance of those incentives. The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial and strategic performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our annual and long-term incentive programs, as described below.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. The Compensation Committee completed the following actions relative to 2018 executive compensation:

•	Reviewed and approved base salary increases

•	Reviewed and approved the 2018 Executive Incentive Plan

•	Reviewed and approved cash incentive payments for NEOs for 2018 performance

•	Reviewed and approved equity awards granted in 2018 to NEOs for 2017 performance

•	Reviewed the compensation peer group

•	Reviewed contractual arrangements for NEOs

•	Reviewed stock ownership requirements of NEOs

•	Reviewed the Company’s compensation philosophy

•	Reviewed and approved equity awards granted in 2019 to NEOs for 2018 performance

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee charter, the Committee periodically engages an independent outside compensation consultant to advise the Committee on executive compensation matters. In 2018, the Committee retained McLagan, an Aon company, to provide independent executive compensation advice and market compensation information. Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.

During 2018, McLagan assisted the Compensation Committee with the following:

•	Advised the Committee on changes in industry compensation practices and provided insight on emerging regulations

•	Reviewed the competitiveness of the Company’s current pay levels and practices for executive officers as compared to that of the customized peer group

•	Assisted the Committee in its review and audit of 2018 performance plan calculations

•

Assisted the Committee in its preparation of compensation disclosures as required under Regulation S-K with respect to this proxy statement including this CD&A and associated tables and disclosures included herein by reference

The Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting our 2018 executive compensation program and when submitting its own recommendations to the Board on these matters.

In 2018, the Committee reviewed its relationship with McLagan. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by McLagan. In addition, the Committee has assessed the independence of McLagan, as required under NASDAQ listing rules.

Role of Management

The CEO, COO and Chief Administrative Officer, General Counsel and Corporate Secretary assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO, COO and Chief Administrative Officer, General Counsel and Corporate Secretary participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO and COO provide their insights and suggestions regarding compensation, but only Compensation Committee members vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2018, the CEO and COO made recommendations to the Committee regarding base salaries, incentive goals, and equity awards for executives other than themselves. The Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for ratification. The Committee discussed the CEO’s and COO’s recommendations with them but made final deliberations and recommendations to the Board.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to review compensation in the context of Lakeland’s corporate performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. In 2018, the Compensation Committee undertook a complete review of executive compensation for each of the NEOs, which was utilized in establishing 2018 compensation amounts and program design features.

The Committee determined that the peer group utilized in 2018 was also appropriate for comparisons in the above analysis. That peer group was determined using the following criteria as of December 31, 2017:

•	Total assets between $3 billion and $10 billion

•	Located in Connecticut, Delaware, Maryland, New Jersey, New York, or Pennsylvania

•	Positive ROAA and ROAE

•	More than 10 branches

•	Commercial loans representing between 40% and 90% of total loans

The companies included in the 2018 peer group are:

Peer	State	Ticker	Peer	State	Ticker
Beneficial Bancorp	PA	BNCL	Northfield Bancorp	NJ	NFBK
Bridge Bancorp	NY	BDGE	OceanFirst Financial Corp.	NJ	OCFC
Bryn Mawr Bank Corp	PA	BMTC	Peapack-Gladstone Financial	NJ	PGC
ConnectOne Bancorp	NJ	CNOB	Provident Financial Services	NJ	PFS
Financial Institutions	NY	FISI	S&T Bancorp Inc.	PA	STBA
First Commonwealth Fin	PA	FCF	Sandy Spring Bancorp Inc.	MD	SASR
First Connecticut Bancorp	CT	FBNK	Tompkins Financial Corp.	NY	TMP
First of Long Island Corp	NY	FLIC	United Financial Bancorp	CT	UBNK
Flushing Financial Corp	NY	FFIC	Univest Corp. of Pennsylvania	PA	UVSP
Kearny Financial Corp	NJ	KRNY	WSFS Financial Corp.	DE	WSFS
NBT Bancorp	NY	NBTB

Performance Comparison to Market

Lakeland performed well in 2018 compared to our peer group. The table below illustrates that our performance was generally better than the median of the peer group in 2018 on key banking industry performance measures.

Performance Measure	LBAI	Peer Group Median	LBAI to Peers (Percentile Rank)
Total Assets ($000)	$5,806,093	$6,730,438	42%
Net Income ($000)	$63,401	$60,129	57%
Core ROAA (%)[1]	1.15%	1.20%	42%
Net Interest Margin (%)	3.36%	3.34%	52%
Non-Performing Assets / Total Assets (%)[2]	0.22%	0.33%	82%

[1]	Core ROAA for Lakeland excludes non-routine transactions.
[2]	NPA calculation excludes restructured loans

The following five-year Total Shareholder Return (“TSR”) Comparison graph indicates that our strong performance on the key operating metrics described above has translated into a strong return for our shareholders over the last five years relative to our peer group. We continue to emphasize equity compensation as a means of aligning the interests of our Named Executive Officers with those of our shareholders. Approximately 25% of our long-term incentive plan continues to be based on Total Shareholder Return.

Discussion of Executive Compensation Components

The following table outlines the major elements of 2018 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value

Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.

The majority of incentives are based on a Company profitability goal and three profitability goals relative to peers, while a portion of the incentives is tied to individual goals.

Incentives for all executives are conditioned on additional performance triggers that help ensure Company remains positioned to perform over the long-term.

			Performance Based	Short-Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting

The number of shares awarded is determined based partially on the achievement of predefined Company performance objectives and partially on the Board’s subjective evaluation of performance.

The resulting awards are designed to maintain a link to the long-term interests of shareholders and emphasize long-term demonstrated financial performance through a tie to the Company’s stock price and dividend payments.

			Performance Based	Long-Term
Supplemental Executive Retirement Plan	Provides market-competitive income security into retirement while creating a retention incentive through multi-year vesting	--	Fixed	Long-Term
Other Compensation	Dividends on restricted stock and dividend equivalents on restricted stock units, limited perquisites and health and welfare benefits on the same basis as other employees	Dividends on restricted stock and dividend equivalents on restricted stock units further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

We believe that a key objective of our salary process is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers. In determining salary levels for our NEOs, the Compensation Committee reviews salary levels at our peer organizations, but always bases final determinations on the qualifications, experience and performance of the individual executives and value of the position to the organization.

After reviewing certain market salary information provided by McLagan and noting the performance of the Company and individual executives, the Committee determined to increase base salaries by between 8.1% and 10.9% for 2018 for all NEOs except for Mr. Rath, who received a 22.7% increase in connection with his promotion to Executive Vice President and Chief Lending Officer.

Name	Title	2017 Salary ($)	2018 Salary ($)	% Change
Thomas J. Shara	President and CEO	737,000	797,000	8.1%
Thomas F. Splaine, Jr.	EVP and CFO	310,000	340,000	9.7%
Ronald E. Schwarz	Sr. EVP and COO	340,000	375,000	10.3%
Timothy J. Matteson	EVP, Chief Administrative Officer, General Counsel and Corporate Secretary	275,000	305,000	10.9%
John F. Rath	EVP and Chief Lending Officer	241,280	296,000	22.7%

2018 Incentive Compensation Program

Our 2018 incentive compensation program for our NEOs consisted of two distinct parts, which we call our 2018 Annual Incentive Plan and our 2018 Long-Term Incentive Plan.

2018 Annual Incentive Plan

Our 2018 Annual Incentive Plan, or AIP, is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to Lakeland and its shareholders. Awards under the plan were payable in cash, and were contingent on performance in the following areas:

•	Corporate financial performance relative to budgeted amounts;

•	Corporate financial performance relative to peers; and

•	Individual performance relative to pre-established goals.

2018 AIP Award Opportunities

The table below shows the cash incentive award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the various performance objectives used to calculate awards.

	Cash Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Target	Maximum	Corporate (Absolute)	Corporate (Peer)	Individual
Thomas J. Shara	22.50%	45.00%	67.50%	60%	30%	10%
Thomas F. Splaine, Jr.	20.25%	40.50%	60.75%	60%	30%	10%
Ronald E. Schwarz	20.25%	40.50%	60.75%	60%	30%	10%
Timothy J. Matteson	20.25%	40.50%	60.75%	60%	30%	10%
John F. Rath	18.00%	36.00%	54.00%	55%	10%	35%

2018 AIP Corporate Performance Objectives

The following table depicts our 2018 corporate performance objectives and performance results for each of the measures selected by the Committee.

Annual Performance Goals	Threshold	Target	Max	Actual
Corporate Goal
Pre-Tax Net Income ($M)	$69,785	$82,100	$94,415	$82,141
Peer Group Comparison-Percentile Ranking
Net Interest Margin (1/3 of Peer Group Goals)	35%	50%	75%	52%
Efficiency Ratio (1/3 of Peer Group Goals)	35%	50%	75%	65%
Core ROAA[3] (1/3 of Peer Group Goals)	35%	50%	75%	42%

For any of the performance measures shown above, performance below threshold will result in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.

In addition to the performance goals listed in the previous tables, the following performance triggers needed to be met as of December 31, 2018 in order for any incentive payments to be made under the plan:

Capital Trigger	Must Exceed	Actual
Leverage Ratio	5.00%	9.39%
Tier 1 Capital Ratio	6.00%	11.26%
Total Risk-Based Capital Ratio	10.00%	13.71%
Asset Quality Trigger	Must Not Exceed	Actual
Non-Performing Assets/Total Assets[4]	2.00%	0.22%

Each of the performance triggers listed above was satisfied as of December 31, 2018.

[3]

Core Return on Average Assets is calculated for Lakeland and peers using a standard definition from S&P Market Intelligence, which excludes from the calculation the after-tax impact of extraordinary one-time items, income attributable to controlling interests, securities gain and losses, nonrecurring revenues and expenses, and intangibles and goodwill.

[4]	NPA calculation excludes restructured loans.

2018 AIP Individual Performance Objectives

Each of our NEOs had four to six individual performance objectives that impacted the calculation of their annual incentive awards for 2018. The Compensation Committee considered strategic leadership roles, each executive’s scope of responsibility and significant upcoming corporate or line of business initiatives in establishing specific performance criteria for each of the NEOs. Examples of these performance criteria include work in connection with loan and deposit growth, investor relations activities, and cost savings targets. In early 2019, the Committee subjectively evaluated each NEO’s achievements regarding their unique performance criteria and assigned each performance measure a score on a range from threshold of 85% to maximum of 115%. Target achievement received a score of 100%. The individual performance score was one of the components considered in calculating the amount of each NEO’s award. Goals were weighted as previously described.

The average individual performance scores for each of our NEOs were as follows:

Name	Avg. Performance Score
Thomas J. Shara	100%
Thomas F. Splaine, Jr.	100%
Ronald E. Schwarz	100%
Timothy J. Matteson	100%
John F. Rath	109%

2018 AIP Awards

In February 2019, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2018. The CEO (or the Compensation Committee, in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2018 for each executive.

The following cash payments under the 2018 AIP were made upon approval by the Compensation Committee:

Name	2018 AIP Award	AIP Award as % of Target
Thomas J. Shara	$361,638	101%
Thomas F. Splaine, Jr.	138,847	101%
Ronald E. Schwarz	153,140	101%
Timothy J. Matteson	124,554	101%
John F. Rath	111,120	104%

2017 Long-Term Incentive Plan (LTIP) Awards Granted in 2018

2017 LTIP Opportunities

Each of our NEOs had the opportunity to earn long-term incentive compensation based on 2017 performance under the 2017 Long-Term Incentive Plan. All awards earned were payable in restricted stock units, or RSUs. Note that, due to SEC reporting rules, the amount of any restricted stock units granted in 2018 based on 2017 performance is reported in the Summary Compensation Table as 2018 compensation.

The following table shows the LTIP opportunity for our NEOs, as well as the weightings on the formulaic and discretionary evaluations used to calculate the awards.

		2017 Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting
Name	2017 Salary	Threshold	Target	Maximum	Corporate	Discretion
Thomas J. Shara	737,000	26.00%	52.00%	78.00%	50%	50%
Thomas F. Splaine, Jr.	310,000	19.80%	39.60%	59.40%	50%	50%
Ronald E. Schwarz	340,000	19.80%	39.60%	59.40%	50%	50%
Timothy J. Matteson	275,000	19.80%	39.60%	59.40%	50%	50%
John F. Rath	--	--	--	--	--	--

2017 LTIP Performance Objectives

The table below depicts our 2017 performance objectives and performance results for the two measures utilized in the 2017 LTIP:

Long-Term Performance Goals	Threshold	Target	Max	Actual
Corporate Goals
Reported ROAA (%)	0.78	0.92	1.06	1.00
1-Year Relative TSR (Peer Percentile Ranking)	35%	50%	75%	66%

Based on the results shown above, both our ROAA and our one-year TSR performance resulted in awards above target for those portions of the plan.

2017 LTIP Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2017, the Committee took into consideration Lakeland’s solid overall financial performance in 2017.

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of restricted stock units available to him under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEOs’ strong performance in 2017.

2017 Equity Awards

The following restricted stock unit awards (RSUs) were granted on February 28, 2018 upon approval by the Compensation Committee:

	Corporate Performance Award		Discretionary Award		Cumulative Award
Name	# of RSUs	Grant Date Fair Value	# of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas J. Shara	13,274	$253,522	15,048	$287,430	$540,952	141%
Thomas F. Splaine, Jr.	4,252	$81,208	4,820	$92,070	$173,278	141%
Ronald E. Schwarz	4,664	$89,067	5,286	$100,980	$190,047	141%
Timothy J. Matteson	3,771	$72,040	4,276	$81,675	$153,715	141%
John F. Rath	--	--	--	--	--	--

The RSUs granted to each NEO will vest 100% on the third anniversary of the grant date, provided that Lakeland has achieved pre-established performance metrics over a three year period and the executive remains employed by the Company. The RSUs, to the extent earned, will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. All performance-based RSUs which have not been forfeited will vest in the event of a change in control of the Company.

2018 Long-Term Incentive Plan Opportunities

As mentioned above, we also maintained our 2018 Long-Term Incentive Plan (LTIP) for awards granted in early 2019 based on 2018 performance. The purposes of the LTIP are: 1) to provide award opportunities to our executives that are market-competitive; and 2) to align the receipt of equity incentive awards with the performance of the Company. The Compensation Committee believes that formalizing the connection between corporate performance and award payouts for a portion of our long-term incentive awards provides concrete, measurable objectives for our executives, and ultimately motivates long-term value creation for our shareholders.

Awards under the 2018 LTIP were conditioned on three elements:

•	Lakeland’s ROAA (reported return on average assets) in 2018 relative to our budgeted expectations

•	Lakeland’s total shareholder return (TSR) in 2018 relative to the peer group

•	The Committee’s discretionary assessment of corporate and individual performance in 2018

2018 LTIP Award Opportunities

The table below shows the LTIP award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the formulaic and discretionary evaluations used to calculate awards.

	2018 Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting

Name	Threshold	Target	Maximum	Corporate	Discretion
Thomas J. Shara	22.50%	45.00%	67.50%	50%	50%
Thomas F. Splaine, Jr.	20.25%	40.50%	60.75%	50%	50%
Ronald E. Schwarz	20.25%	40.50%	60.75%	50%	50%
Timothy J. Matteson	20.25%	40.50%	60.75%	50%	50%
John F. Rath	18.00%	36.00%	54.00%	50%	50%

2018 LTIP Performance Objectives

The table below depicts our 2018 performance objectives and performance results for the two measures utilized in the 2018 LTIP:

Long-Term Performance Goals	Threshold	Target	Max	Actual
Corporate Goals
Reported ROAA (%)	0.99	1.16	1.33	1.15
1-Year Relative TSR (Peer Percentile Ranking)	35%	50%	75%	21%

Based on the results shown above, our ROAA performance resulted in an award slightly below target for that portion of the plan. One-year TSR performance was below threshold and resulted in no payout under the LTIP.

2018 Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for each of our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2018, the Committee took into consideration Lakeland’s solid financial performance in 2018, as previously described.

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of shares available to such NEO under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEOs’ performance in 2018.

2018 Equity Awards

The following RSU awards, which will be reported in our 2020 proxy statement as 2019 compensation, were granted in February 2019 upon approval by the Compensation Committee:

	Corporate Performance Award		Discretionary Award		Cumulative Award
Name	# of RSUs	Grant Date Fair Value	# of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas J. Shara	5,218	$87,085	16,116	$268,988	$356,073	99%
Thomas F. Splaine, Jr.	2,002	33,413	6,187	103,275	136,688	99%
Ronald E. Schwarz	2,208	36,852	6,824	113,906	150,758	99%
Timothy J. Matteson	1,796	29,973	5,550	92,644	122,617	99%
John F. Rath	1,549	25,856	4,788	79,920	105,776	99%

The RSUs granted to each NEO will vest 100% on the third anniversary of the grant date, provided that Lakeland has achieved pre-established performance metrics over a three year period and the executive remains employed by the Company. The RSUs, to the extent earned, will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

Other Elements of Compensation for Executive Officers

In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. Lakeland has also entered into a Supplemental Executive Retirement Plan Agreement with Mr. Shara. See “Employment Agreements and Other Arrangements with Named Executive Officers.”

Employment and Other Agreements

Our employment and change in control agreements with the Named Executive Officers are described later in this proxy statement. See “Employment Agreements and Other Arrangements with Named Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.

Effective for taxable years beginning prior to January 1, 2018, an exception to this deduction limit applied to “performance-based compensation”, such as stock options and other equity awards, that satisfies certain criteria. Under the Tax Cuts and Jobs Act of 2017, the performance-based pay exception to Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.

The Compensation Committee considers the impact of Section 162(m) on compensation decisions, but reserves the right to approve compensation for an executive officer that exceeds the deduction limit of Section 162(m) in order to provide competitive compensation packages.

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any financial statement restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the three years ended December 31, 2018, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Thomas F. Splaine, Jr., our Chief Financial Officer, and our three other most highly compensated executive officers for 2018. We refer to the executive officers named in this table as the “Named Executive Officers.” None of the Named Executive Officers received option awards during the years presented in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Shara, President and Chief Executive Officer of the Company and Lakeland Bank	2018 2017 2016	797,000 737,000 670,000	540,952 433,127 295,750	361,638 272,289 212,654	200,840 191,112 155,336	51,663 45,583 48,766	1,952,093 1,679,111 1,382,506
Thomas F. Splaine, Jr., Executive Vice President and Chief Financial Officer of the Company and Lakeland Bank	2018 2017 2016	326,923 298,462 235,000	173,278 50,000 85,875	138,847 128,271 75,000	-- -- --	19,309 4,816 1,807	658,357 481,549 397,682
Ronald E. Schwarz, Senior Executive Vice President and Chief Operating Officer of the Company and Lakeland Bank	2018 2017 2016	361,154 329,587 310,000	190,047 157,459 73,700	153,140 140,684 113,176	4,915 3,124 1,043	27,871 25,092 30,339	737,127 655,946 528,258
Timothy J. Matteson, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company and Lakeland Bank	2018 2017 2016	291,923 270,423 243,663	153,715 95,823 65,175	124,554 113,705 84,363	754 1,101 492	20,104 17,682 22,612	591,050 498,734 416,305
John F. Rath, Executive Vice President and Chief Lending Officer of the Company and Lakeland Bank	2018 2017 2016	284,616 239,852 230,654	31,496 25,240 18,535	111,120 58,500 58,035	-- -- --	22,095 24,965 22,359	449,326 348,557 329,583

In the table above:

•

When we refer to amounts under “Stock Awards,” we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The stock awards in the table for each year were based on the prior year’s performance (except for Mr. Splaine, who was not eligible for the 2016 LTIP and Mr. Rath who was not eligible for the 2016 and 2017 LTIP). See the “Compensation Discussion and Analysis” for a description of restricted stock units granted in February 2019 based on 2018 performance. These restricted stock units generally vest over a three year period based on continued service and the satisfaction of specified performance goals.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Mr. Shara’s accumulated benefits for 2018 under his Supplemental Executive Retirement Plan Agreement and, with respect to Messrs. Shara, Schwarz and Matteson, above-market or preferential earnings (in accordance with SEC rules, the amount of interest in excess of 120% of the applicable federal rate, with compounding, is deemed to be above-market or preferential) of $68,659, $4,915 and $754, respectively, on deferred compensation that is not tax-qualified. See “Deferred Compensation.”

All Other Compensation. We provide our Named Executive Officers with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits for 2018, minus any reimbursements by the Named Executive Officers, are shown in the following table:

Name	Use of Car ($)	Premiums for Group Term Life Insurance ($)	Cash Dividends Paid on Restricted Stock and Restricted Stock Units ($)	Contribution to 401(k) Plan to match Pre-tax Deferral Contribution (included under “Salary”) ($)
Thomas J. Shara	5,479	3,168	34,766	8,250
Thomas F. Splaine, Jr.	9,056	1,104	7,580	1,569
Ronald E. Schwarz	7,208	3,168	10,753	6,742
Timothy J. Matteson	6,015	720	8,283	5,086
John F. Rath	9,929	3,047	2,531	6,588

Grant of Plan Based Awards

During 2018, the equity incentive plan awards to our Named Executive Officers were restricted stock units (“RSUs”), granted on February 28, 2018, based on 2017 performance. The information in the table below under columns (b), (i) and (l) pertain to these grants. The Named Executive Officers did not receive option awards in 2018.

Our Named Executive Officers earned non-equity incentive plan awards for 2018 in the form of cash. These cash payments were made in February 2019 and, in accordance with SEC rules, are included in the Summary Compensation Table under “Non-equity Incentive Plan Compensation” for 2018. The information in the table below under columns (c), (d) and (e) pertain to these cash incentive awards.

The amounts in the columns under Estimated Possible Payouts Under Equity Incentive Plan Awards are denominated in dollars, although the applicable payouts were made in grants of RSUs under the Company’s Amended and Restated 2009 Equity Compensation Program (the “2009 Equity Program”). No awards were made to our Named Executive Officers during 2018 under the Company’s

2018 Omnibus Equity Incentive Plan (the “2018 Equity Plan”), which is the successor to the 2009 Equity Program, and no additional awards will be granted under the 2009 Equity Program.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(i)	Grant Date Fair Value of Stock and Option Awards ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Thomas J. Shara	2/28/2018	179,325	358,650	537,975	191,620	383,240	574,860	28,322	540,952
Thomas F. Splaine, Jr.	2/28/2018	68,850	137,700	206,550	61,380	122,760	184,140	9,072	173,278
Ronald E. Schwarz	2/28/2018	75,938	151,875	227,813	67,320	134,640	201,960	9,950	190,047
Timothy J. Matteson	2/28/2018	61,763	123,525	185,288	54,450	108,900	163,350	8,047	153,715
John F. Rath	2/28/2018	53,280	106,560	159,840	--	--	--	1,649	31,496

Outstanding Equity Awards at December 31, 2018

The following table sets forth, for each of the Named Executive Officers, information regarding RSUs outstanding at December 31, 2018. The vesting dates applicable to each RSU that was not vested on December 31, 2018 are described following the table. At December 31, 2018, the Named Executive Officers did not hold any other equity awards, including stock options or restricted stock awards.

Stock Awards

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($) (j)

Thomas J. Shara	13,448	199,165	52,598	778,971

Thomas F. Splaine, Jr.	--	--	19,072	282,456

Ronald E. Schwarz	7,527	111,480	17,650	261,391

Timothy J. Matteson	5,933	87,868	13,409	198,587

John F. Rath	--	--	3,830	56,722

In the table above, we are disclosing:

•	in column (g), the number of shares of our common stock covered by RSUs that were not vested (but were earned) as of December 31, 2018;

•	in column (h), the aggregate market value as of December 31, 2018 of the RSUs referenced in column (g);

•	in column (i), the number of shares of our common stock covered by RSUs that were not earned as of December 31, 2018; and

•	in column (j), the aggregate market value as of December 31, 2018 of the RSUs referenced in column (i).

In calculating the market values of RSUs in the table above, we have multiplied the closing market price of our common stock on the last trading day in 2018, which was $14.81, by the applicable number of shares of common stock underlying each of the Named Executive Officer’s RSUs.

The following summarizes by individual grants the total number of RSUs for each Named Executive Officer in column (g) (the description of the performance-based RSUs that follows the bullets below is applicable to all of the performance-based RSUs that have been granted to the Named Executive Officers). At December 31, 2018:

•

Mr. Shara held 79,493 performance-based RSUs, 29,515 of which were awarded on February 24, 2016; 21,656 of which were awarded on February 22, 2017 and 28,322 of which were awarded on February 28, 2018. Up to one-third of each such award is subject to achievement of specified annual performance goals, and will be paid following the Compensation Committee’s determination of whether the performance goals have been achieved for the final year of the three year performance period. Payment is generally conditioned on continued employment through the date of such determination by the Compensation Committee (the “determination date”). However, with respect to performance-based RSUs awarded in 2016 and 2017, because Mr. Shara has attained age 55 and completed at least 10 years of service with the Company, should he separate from service (other than for cause), he will have the right following the determination date to receive shares of our common stock with respect to fifty percent (50%) of the performance-based RSUs that have been earned as of his date of separation. As of December 31, 2018, 26,895 of the performance-based RSUs awarded in 2016 and 2017 to Mr. Shara have been earned, fifty percent (50%) of which are subject to forfeiture if he separates from service prior to the determination date. Shares with respect to the remaining 50% (13,447 units) are considered vested and will be paid following the determination date (see the “Options Exercised and Stock Awards Vested” table below).

•

As of December 31, 2018, Mr. Splaine held 2,500 time-based RSUs that vest 50% on March 1, 2019 and 50% on March 1, 2020; 7,500 time-based RSUs, which cliff vest on July 1, 2019. As of December 31, 2018, Mr. Splaine also held 9,072 performance-based RSUs that were awarded on February 28, 2018.

•

Mr. Schwarz held 25,177 performance-based RSUs as of December 31, 2018, 7,355 of which were awarded on February 24, 2016, 7,872 of which were awarded on February 22, 2017 and 9,950 of which were awarded on February 28, 2018. As of December 31, 2018, Mr. Schwarz had earned 4,903 of the performance-based RSUs awarded on February 24, 2016 and 2,624 of the performance-based RSUs awarded on February 22, 2017.

•

Mr. Matteson held 19,342 performance-based RSUs as of December 31, 2018, 6,504 of which were awarded on February 24, 2016, 4,791 of which were awarded on February 22, 2017 and 8,047 of which were awarded on February 28, 2018. As of December 31, 2018, Mr. Matteson had earned 4,336 of the performance-based RSUs awarded on February 24, 2016 and 1,597 of the performance-based RSUs awarded on February 22, 2017.

•

Mr. Rath held 3,830 performance-based RSUs as of December 31, 2018, 919 of which were awarded on March 10, 2016, 1,262 of which were awarded on February 22, 2017 and 1,649 of which were awarded on February 28, 2018. None of such performance-based RSUs have been earned as of December 31, 2018.

For each year during the performance-based RSUs’ three-year performance period, for Messrs. Shara, Splaine, Schwarz and Matteson, one-third of the RSUs will be earned if the Company has net income available to common stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. Mr. Rath’s performance-based RSUs are lending based and have two performance periods, half earned and vested in each period if, collectively, three performance goals are met; quarterly average 30-89 day past due loans < 1.35%; quarterly 90 day material exceptions < 15% and loans transferred to non-performing loan status < 3.5%. The performance-based RSUs for Messrs. Shara, Splaine, Schwarz and Matteson, to the extent earned, generally require the Named Executive Officer to remain employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the three-year performance period. However, shares with respect to performance-based RSUs that have been earned as of a Named Executive Officer’s separation from service will continue to be paid following the performance period if the Named Executive Officer separates from service due to death, disability after having at least five years of service with the Company or the Bank, or retirement after attaining age 65 with at least five years of service. In addition, performance-based RSUs granted prior to 2018 provide that if the Named Executive Officer separates from service after attaining age 55 and completing at least ten years of service, shares with respect to 50% of any earned RSUs as of the date of separation from service will continue to be payable following the performance period. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Executive Officers, information regarding stock awards vested during 2018. None of the Named Executive Officers exercised stock options during 2018.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Thomas J. Shara	--	--	38,698	695,974

Thomas F. Splaine, Jr.	--	--	--	--

Ronald E. Schwarz	--	--	5,975	117,372

Timothy J. Matteson	--	--	5,270	103,519

John F. Rath	--	--	9,918	196,367

In the table above:

•

Column (d) shows the number of restricted shares of our common stock and shares of our common stock covered by RSUs that became vested during 2018. With respect to Mr. Shara, the figure is comprised of 3,016 shares of time-based restricted stock that were granted in 2013 and 22,235 shares with respect to performance-based RSUs that were granted in 2015 that became vested in 2018, and 13,447 shares with respect to performance-based RSUs granted in 2016 and 2017 that have been earned as of December 31, 2018 and which he would remain entitled to following expiration of their respective three-year performance periods if he were to separate from service (other than for cause) because he has attained at least age 55 and 10 years of service with the Company (as discussed further under the “Outstanding Equity Awards at December 31, 2018” table above).

•

Column (e) represents the value of the shares set forth in column (d) multiplied by the market price of our common stock on the dates on which the Named Executive Officer’s stock awards vested. For this purpose, the shares of common stock subject to Mr. Shara’s 2016 and 2017 performance-based RSUs included in column (d) were valued based on the closing market price of our common stock on the last trading day in 2018, which was $14.81.

Pension Plans

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Thomas J. Shara	Lakeland Bancorp Supplemental Executive Retirement Plan	Not Applicable	1,144,367	--
Thomas F. Splaine, Jr.	--	--	--	--
Ronald E. Schwarz	--	--	--	--
Timothy J. Matteson	--	--	--	--
John F. Rath	--	--	--	--

In the table above:

•

When we use the phrase “Present Value of Accumulated Benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under the Supplemental Executive Retirement Plans, calculated as of December 31, 2018; and

•	Column (e) refers to the dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2018 under our pension plans.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of Mr. Shara’s Supplemental Executive Retirement Plan.

Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2018 ($) (b)	Registrant Contributions in 2018 ($) (c)	Aggregate Earnings in 2018 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2018 ($) (f)
Thomas J. Shara	320,787	198,000	131,542	--	1,951,248
Thomas F. Splaine, Jr.	--	--	--	--	--
Ronald E. Schwarz	64,441	--	11,075	--	191,367
Timothy J. Matteson	11,371	--	1,688	26,356	20,519
John F. Rath	--	--	--	--	--

In the table above:

•

the executive contributions shown in column (b) for Messrs. Shara, Schwarz and Matteson relate to the Company’s Elective Deferral Plan, and the registrant contributions for Mr. Shara shown in column (c) relate to his Deferred Compensation Agreement;

•

when we refer to the term “earnings” in column (d), we are referring to the aggregate interest or other earnings accrued to the Named Executive Officer’s account during 2018 (i) under the Company’s Elective Deferral Plan ($59,796 for Mr. Shara, $11,075 for Mr. Schwarz and $1,688 for Mr. Matteson) and (ii) for Mr. Shara, under his Deferred Compensation Agreement ($71,746).

•

with respect to column (d) of this table, for Messrs. Shara, Schwarz and Matteson, in accordance with SEC rules, only the above-market or preferential earnings have been included in the Summary Compensation Table under the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “Total”.

•

the aggregate balance at December 31, 2018 in column (f) of this table for Mr. Shara is comprised of $1,028,000 under the Elective Deferral Plan and $923,248 under his Deferred Compensation Agreement; and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of the Elective Deferral Plan and Mr. Shara’s Deferred Compensation Agreement.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options under the 2018 Equity Plan and the 2009 Equity Program as of December 31, 2018. These plans were the Company’s only equity compensation plans in existence as of December 31, 2018. As indicated above, the 2018 Equity Plan is the successor to the 2009 Equity Program, and no additional awards will be granted under the 2009 Equity Program.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	366,240	$8.59	1,991,870

Equity Compensation Plans Not Approved by Shareholders	--	--	--

TOTAL	366,240	$8.59	1,991,870

Employment Agreements and Other Arrangements with Named Executive Officers

Thomas J. Shara

On May 22, 2008, Lakeland, Lakeland Bank and Mr. Shara executed an Employment Agreement (the “Shara Employment Agreement”), which provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and Lakeland Bank for an initial term that expired on April 1, 2011 (the “Initial Term”). The Shara Employment Agreement further provides that the Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Shara Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each Annual Meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each Annual Meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires occurring during the Term.

The Shara Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year and that he will participate in the executive bonus program as approved annually by the Company’s Board. The Shara Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including an automobile, which are approved by the Boards of the Company and Lakeland Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Shara Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Shara Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or Lakeland Bank pursuant to the terms of the Shara Employment Agreement or under any other arrangement (other than the Shara Deferred Compensation Agreement) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after payment of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Shara Employment Agreement. Mr. Shara also agrees in the Shara Employment Agreement not to compete with Lakeland Bank’s business for a 12 month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.

Lakeland, Lakeland Bank and Mr. Shara are also parties to a Supplemental Executive Retirement Plan Agreement (the “SERP”), which provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or Lakeland Bank for Good Reason, his employment with the Company or Lakeland Bank terminates due to disability, or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same Gross-Up Payment provisions as are applicable under the Shara Employment Agreement.

Lakeland, Lakeland Bank and Mr. Shara are parties to a Deferred Compensation Agreement (the “Deferred Compensation Agreement”), pursuant to which the Company and Lakeland Bank (collectively, “Lakeland”) will credit to a deferral account established on Mr. Shara’s behalf $16,500 for each calendar month from February 1, 2015 to December 2022 that Mr. Shara is actively employed by

Lakeland. From March 1, 2015 until Mr. Shara’s separation from service, the deferral account will be credited with interest at an annual rate equal to the lesser of 15% or the Company’s return on equity for the preceding calendar year, compounded annually. The deferral account is generally payable to Mr. Shara in 180 monthly installments commencing upon separation from service after his attainment of age 65. If Mr. Shara’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Shara Employment Agreement) prior to his attainment of age 65, or if he separates from service after a “change in control” (as defined in the Shara Employment Agreement) but prior to age 65, then he will be entitled to an annual benefit, payable in 180 monthly installments, commencing at age 65 that is equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65. The projected deferral account balance at age 65 is the deferral account at the time of separation from service, plus the monthly credits that would have been made to his deferral account until age 65 had he continued to be employed by Lakeland and interest credits to age 65 at the average return on equity from February 1, 2015 to the date of separation, compounded monthly. If Mr. Shara voluntarily terminates employment before age 65 other than for good reason, his deferral account will not be credited with any further monthly credits or interest.

If Mr. Shara separates from service due to death, his beneficiary will be paid an annual benefit under the Deferred Compensation Agreement equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65 determined in the manner described above for an involuntary termination without cause. This annual benefit is payable in 180 monthly installments beginning the month following Mr. Shara’s death. If Mr. Shara dies after separation from service but before age 65, his beneficiary will be entitled to payment of the amounts that would have been paid if Mr. Shara had lived until Normal Retirement Age (age 65) and died immediately after payments had begun, but payments will begin the month following his death. If Mr. Shara dies after benefits have commenced, the remaining payments will continue to his beneficiary.

If Mr. Shara’s employment is terminated for cause, all amounts payable under the Deferred Compensation Agreement are forfeited. In addition, any unpaid amounts under the Deferred Compensation Agreement are forfeitable in the event that, following his separation from service, Mr. Shara breaches certain post-employment restrictive covenants set forth in the Deferred Compensation Agreement.

In the event that the Deferred Compensation Agreement is terminated before Mr. Shara’s death and either (i) prior to age 65, or (ii) after age 65 but before his separation from service, he will be paid an amount equal to the greater of the projected deferral account balance (determined as above), or $2,192,951. If the Deferred Compensation Agreement is terminated after Mr. Shara’s death or after both his separation from service and attainment of age 65, then he will receive a lump sum payment equal to the present value of the payments which would otherwise be due. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to a tax gross-up.

Amounts payable under the Shara Employment Agreement, the SERP and the Deferred Compensation Agreement may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Messrs. Splaine, Schwarz, Matteson and Rath

Lakeland and Lakeland Bank also entered into agreements with each of Messrs. Splaine, Schwarz, Matteson and Rath providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of (i) the executive’s death, (ii) the second anniversary of the date of such change in control, or (iii) the date the executive attains age 65.

During the contract period, each such executive is to be employed in the same position as held by him immediately prior to such event, and each is entitled to a base salary equal to his annual salary in effect immediately prior to the change in control and a bonus equal to his highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, Messrs. Splaine, Schwarz, Matteson and Rath are each entitled to certain other benefits and perquisites as in effect as of the change in control.

If during the contract period, such executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the Equity Compensation Program. Each Change in Control Agreement contains confidentiality and non-solicitation of employees covenants in favor of Lakeland.

The following table provides information as to the amounts that would have been payable to the Named Executive Officers if they had terminated employment in the circumstances described in the table effective December 31, 2018.

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)		Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Thomas J. Shara
Cash severance	$2,391,000	(1)	$3,207,867	(2)
SERP (3)	2,250,000		2,250,000
Deferred Compensation (4)	3,000,000		3,000,000
Acceleration of Restricted Stock Units	199,742	(5)	1,177,291	(6)
Welfare Benefits (7)	-		-
Tax Gross-up	-		3,217,023	(8)
Total	$7,840,742		$12,852,181
Thomas F. Splaine, Jr.
Cash severance	-		$910,388	(9)
Acceleration of Restricted Stock Units	-		282,456	(6)
Welfare Benefits	-		35,620	(10)
Automobile (11)	-		-
Total			$1,228,464	(12)

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)	Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Ronald E. Schwarz
Cash severance	-	$1,003,676	(9)
Acceleration of Restricted Stock Units	-	372,871	(6)
Welfare Benefits	-	24,654	(10)
Automobile (11)	-	-
Total		$1,401,201	(12)
Timothy J. Matteson
Cash severance	-	$811,256	(9)
Acceleration of Restricted Stock Units	-	286,455	(6)
Welfare Benefits	-	35,620	(10)
Automobile (11)	-	-
Total		$1,133,331	(12)
John F. Rath
Cash severance	-	$686,230	(9)
Acceleration of Restricted Stock Units	-	56,722	(6)
Welfare Benefits	-	14,000	(10)
Automobile (11)	-	-
Total		$756,952	(12)

(1)	The figure shows the cumulative amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable over a period of 12 months.

(2)	The figure shows the amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable in a single lump sum.

(3)

Mr. Shara’s SERP benefits, which are described further under Pension Plans above, are payable to Mr. Shara in 180 equal monthly installments of $12,500 each, commencing at the later of age 65 or termination of employment. The same benefit is payable if Mr. Shara terminates employment due to disability. In the event that Mr. Shara terminates employment due to death, his beneficiary is entitled to payment of the same SERP benefit, but commencing immediately following death. The amounts shown are the cumulative amounts of the installments.

(4)

As described above, Mr. Shara’s Deferred Compensation Agreement provides a benefit, payable in 180 monthly installments, commencing at Mr. Shara’s separation from service (or age 65 if later), in an annual amount equal to the greater of $200,000 or the annual amount that could be paid based on his projected deferral account balance at age 65. The figures shown assume that the annual benefit payable is $200,000. The amount shown is the cumulative amount of annual installments.

(5)

Represents the value of 13,487 shares of our common stock with respect to fifty percent (50%) of outstanding performance-based restricted stock units awarded and earned as of December 31, 2018 (based on the closing market price of the Company’s common stock on the last trading day in 2018 ($14.81 per share)) which Mr. Shara would, based on his age and years of service as of December 31, 2018, continue to have the right receive following separation from service (other than for cause). Such shares would be issued following the expiration of the applicable three-year performance period of the respective performance-based restricted stock unit awards to which such shares relate. See the “Outstanding Equity Awards at December 31, 2018” and “Options Exercised and Stock Awards Vested” tables above for additional details.

(6)

These figures represent, based on the closing market price of the Company’s common stock on the last trading day in 2018 ($14.81 per share), the aggregate value of outstanding restricted stock units awarded to each officer, to the extent the vesting of which would accelerate in the event of an involuntary termination of such officer’s employment under the circumstances presented. Note, however, that all such awards vest in full in the event of a “Change in Control Event” as defined, respectively, under the 2009 Equity Program and the 2018 Equity Plan. For Mr. Shara, the amount represents the value of all of his outstanding performance-based restricted stock units as of December 31, 2018, including performance-based restricted stock units that he would otherwise be entitled to following any separation from service (other than for cause) as a result of his attained age and years of service.

(7)

Mr. Shara has the right to purchase continued coverage under the Company’s group health plan, if permitted by the health plan insurer, for up to three years following termination of employment under the circumstances presented, inclusive of any “COBRA” coverage period.

(8)

This figure represents an estimate of the “tax gross-up” amount Mr. Shara would be entitled to under his employment agreement to the extent that the payments or benefits to which he becomes entitled would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Such estimate is based on a number of assumptions, including that the full value of restricted stock units that vest would be considered a change in control payment for purposes of the excise tax. Facts and circumstances at the time of any change in control transaction and thereafter as well as changes in Mr. Shara’s compensation history preceding such a transaction could materially impact whether and to what extent an excise tax would be imposed and therefore the amount of any potential tax gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 50.1% (composed of a federal tax rate of 37.0%, a New Jersey state tax rate of 10.75% and Medicare tax of 2.35%), and 120% Applicable Federal Semi-annual Long-term Rate (AFR) as of December 2018 (3.94%). AFR is applicable in determining the value of accelerating the vesting of the SERP benefit for purposes of computing the excise tax. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to such tax gross-up.

(9)

The cash severance payable under the circumstances presented is equal to two times the individual’s highest aggregate annual salary and bonus compensation for any of the three calendar years preceding a “Change in Control” (as defined in their respective Change in Control Agreements), and is payable in a single lump sum. The figures presented above are based on the respective salary and bonus paid to each individual during 2018.

(10)

Messrs. Splaine, Schwarz, Matteson and Rath are each entitled to continued medical and hospital insurance, disability insurance and life insurance for the remainder of the applicable “Contract Period” under their respective Change in Control Agreements, which begins on the day immediately preceding a Change in Control and ends on the earlier of (i) the second anniversary of the Change in Control, (ii) the individual’s attainment of age 65, or (iii) the individual’s death. The figures presented assume that such coverages will continue for two years.

(11)

Messrs. Splaine, Schwarz, Matteson and Rath each have the right under their respective Change in Control Agreements, in the event of an involuntary termination without cause or a resignation for good reason following a Change in Control, to purchase from the Company the automobile, at book value price, that was provided to him while employed by the Company.

(12)

Payments due each of Messrs. Splaine, Schwarz, Matteson and Rath under their respective Change in Control Agreements are subject to reduction to the extent necessary to ensure that no portion of the payments they are to receive will be non-deductible by the Company under Code Section 280G or will be subject to an excise tax under Code Section 4999.

Elective Deferral Plan

Under the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Elective Deferral Plan”), executives of Lakeland at a level of executive vice president and above, and such other executives as the Board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and bonuses. Amounts deferred under the Elective Deferral Plan will be credited with interest each year until a participant’s separation from service at a rate equal to 75% of the Company’s return on equity (“ROE”) for the preceding year, up to a maximum ROE interest rate credit of 15% per year. The minimum interest rate is 0%. Following a participant’s separation from service, deferred amounts will be credited with interest each year at the Moody’s Aa corporate bond index rate in effect as of the first day of the year. Except for allowable in-service hardship withdrawals, distributions will generally be made following a participant’s separation from service unless the participant elects a different time of payment. Each participant may choose the manner in which distributions will be made, such as a lump sum or installments. All deferral accounts under the Elective Deferral Plan are payable from the general assets of the Company and/or Lakeland Bank. However, the Company may establish a grantor trust or other funding arrangement in order to accumulate the assets needed to pay the accumulated benefits under the Elective Deferral Plan.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Thomas J. Shara, our President and Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2018, our last completed fiscal year:

•	the median of the annual total compensation of all of our company’s employees, other than our CEO, was $52,575; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $1,952,093.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Shara, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 37 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, we took the following steps:

(1) We determined that as of December 31, 2018, our employee population consisted of approximately 680 employees, all of whom are located in the U.S. Our employee population consisted of our full-time, part-time and temporary employees.

(2) To identify the “median employee” from our employee population, we compared the W-2 Box 5 earnings of all of our 680 employees.

(3) We identified our median employee using the W-2 Box 5 earnings as our compensation measure, which was consistently applied to all our employees. In making our determination, we annualized the compensation of approximately 101 full-time and part-time employees who were hired by us during 2018 but did not work for us for the entire year.

(4) Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $52,575.

(5) With respect to the annual total compensation of our CEO, we used the amount reported in the 2018 “Total” column of the Summary Compensation Table included in this proxy statement.

Board Leadership Structure and Role in Risk Oversight

The Company currently has, and historically has had, a Chairman of the Board, separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times. The Chairman provides leadership for the Board. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that, at all times, there will be an independent director in a Board leadership position.

The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management and other officers of the Company. In June 2018, the Board established a separate standing Risk Committee to assist and facilitate its risk oversight responsibilities, including overseeing the Company’s enterprise-wide risk management framework and monitoring certain risk management activities designed to ensure the Company operates within risk parameters established by the Board. The current members of the Risk Committee are: Janeth Hendershot (Chairman), Brian Flynn, James E. Hanson II and Robert McCracken. During 2018, the Company’s Compensation Risk Task Force (consisting of the Company’s Director of Human Resources (Chairman), Chief Financial Officer, Chief Risk Officer, and Chief Administrative Officer, General Counsel and Corporate Secretary) evaluated all of the compensation plans in which the Company’s employees, including executive officers, participate and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Compensation Risk Task Force’s report.

PROPOSAL 2

ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Q: What are you voting on?

A: In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on an advisory basis, on:

Say-on-pay. Approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

Q: Why does your Board recommends a vote “FOR” the say-on-pay proposal?

A. The Board believes that the Company’s compensation policies and practices are effective in achieving our goals of motivating and retaining our executives by:

•	rewarding excellence in leadership and sustained financial performance; and

•	aligning our executives’ interests with those of our shareholders to create long-term value.

Q: What are the effects of this vote?

A: Proposal 2 is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of this vote when evaluating our executive compensation program.

Proposal 2 is as follows:

“Resolved, that the compensation of Lakeland’s Named Executive Officers, as described in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures, is hereby APPROVED.”

Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Action will be taken at the Annual Meeting to ratify the selection of KPMG LLP (“KPMG”) as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. KPMG became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013.

Approval of the ratification of KPMG as the Company’s independent registered public accounting firm for 2019 will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of KPMG are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 3.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2020 Annual Meeting of Shareholders, the proposal must be received by Lakeland at its principal executive offices not later than December 14, 2019 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by February 27, 2020 in order for the proposal to be considered at Lakeland’s 2020 Annual Meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting.

For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

A copy of Lakeland Bancorp, Inc.’s Annual Report for the year ended December 31, 2018, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission, is available (excluding exhibits) on our Company’s website www.lakelandbank.com or, without charge, upon written request made to Ms. Patricia Backman, Vice President, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

ANNUAL MEETING OF SHAREHOLDERS OF

LAKELAND BANCORP, INC.

May 15, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019:

THIS FORM OF PROXY CARD, THE PROXY STATEMENT AND OUR 2018 ANNUAL REPORT

ARE AVAILABLE AT WWW.LAKELANDBANK.COM

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT FOUR DIRECTOR NOMINEES FOR THE TERMS DESCRIBED IN THE PROXY STATEMENT: (The Board of Directors recommends a vote “FOR” election of nominees)					FOR	AGAINST	ABSTAIN

2. TO APPROVE, ON AN ADVISORY BASIS, THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.

(The Board of Directors recommends a vote “FOR” this proposal)

					☐	☐	☐

					FOR	AGAINST	ABSTAIN
	NOMINEES			3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019. (The Board of Directors recommends a vote “FOR” this proposal)	☐	☐	☐
☐	FOR ALL NOMINEES	James E. Hanson II Lawrence R. Inserra, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Robert E. McCracken Thomas J. Shara
☐	FOR ALL EXCEPT (See instructions below)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the proposals described above.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	Please mark here if you plan to attend the meeting.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

◾	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, or limited liability company, please sign in entity name by authorized person.	◾

LAKELAND BANCORP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2019

The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Knoll Country Club West, 12 Knoll Drive, Boonton, New Jersey 07005 on Wednesday, May 15, 2019, at 5:00 p.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

(Continued and to be signed and dated on the reverse side.)